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                  [LETTERHEAD OF SCHICK TECHNOLOGIES, INC.]


                                                  May 12, 1997

Via Facsimile: 215-652-2131


Merck & Company, Inc.
P.O. Box 4
Sunneytown Pike
West Point, PA 19486-0004

Attn:  Senior Director, USHH Business Development
       WP39-333

Dear Sir:

     As per my telephone conversation earlier today with Patrick Magri, this letter is intended to serve as a clarification of the Secured Term Loan Agreement between Merck & Co., Inc. ("Merck") and Schick Technologies, Inc. ("Schick"), dated August 7, 1996 (the "Agreement"), and as a waiver by Merck of a technical default possibly committed by Schick under the Agreement.

     1. Section 7(a)(i) of the Agreement provides:

           "If Schick or an Affiliate shall Register any Qualifying Securities under the 1933 Act in connection with the public offering of such Qualifying Securities, Schick shall make an immediate prepayment on the Obligations in an amount equal to the Net Proceeds (as hereinafter defined) of such public offering;

     This Section 7(a)(i) is hereby clarified as follows. Mearck intends and interprets Section 7(a)(i) to mean the following:

           "If Schick or an Affiliate shall Register any Qualifying Securities under the 1933 Act in connection with the public offering of such Qualifying Securities, Schick shall make an immediate prepayment on the Obligations in an amount equal to the Obligations, but in no event greater than the Net Proceeds (as hereinafter defined) of such public offering;

     2. On November 12, 1996 Schick was issued an unsecured interest-bearing demand note by Waring Investments in return for a loan of $200,000. Waring Investments, in which Mr. David Spector (Chief Financial Officer of Schick) is a principal shareholder, repaid the note with accrued interest on February 25, 1997. Schick initially viewed such loan as a simple deposit of funds on account. No other funds have been advanced to or are on deposit with Waring Investments.

     Section 6(g) of the Agreement provides:


           "Investments, etc. Schick shall not, directly or indirectly, (i) purchase or otherwise acquire or own any stock or other securities of any entity other than (A) immaterial investments (i.e., investments in amounts less than $30,000) and

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           (B) investments in investment grade interest-bearing securities;
           (ii) make or permit to be outstanding any loan or advance (other than advances to employees for travel expenses and similar ordinary course expenditures) or capital contributions to any other entity; or (iii) guarantee or become or be liable with respect to, directly or indirectly, any indebtedness, obligations, liabilities, or dividends of any other entity."

     Section 6(m) of the Agreement provides;

           "Notice to Merck, Schick shall immediately notify Merck of the occurrence of any event which constitutes an Event of Default or which would, with the giving of notice, the passage of time, or both, constitute an Event of Default."

     Section 8(a)(v) of the Agreement provides that the following shall constitute an Event of Default:


           "Schick shall fail to perform or observe any covenant, term or condition of this Agreement or the Ancillary Agreements, other than a payment referred to in Section 8(a)(I), (ii) or (iii), provided that if such failure is curable in its entirety within 10 days and no cure period is otherwise afforded under the Agreement or the Ancillary Agreement, then Schick shall be permitted a 10-day cure period from the occurrence of such failure."

     By this letter, Merck hereby waives any potential or actual default by Schick under the Agreement that might have arisen with regard to the transfer of $200,000 by Schick to Waring; provided, however, that the facts set forth in Paragraph 2 hereof (which have been represented to Merck by Schick) are true and correct and provided further that such waiver is strictly limited to the specific $200,000 transaction described in Paragraph 2 hereof and shall not be deemed a modification of the Agreement or a waiver of any other past, present or future default.

     We greatly appreciate your cooperation in this matter. If the form and substance of this letter is acceptable to Merck, please have it executed below by a duly authorized representative of Merck and return it to me as soon as possible with a copy to Price Waterhouse LLP, Attn: George Rough, 117 Avenue of the Americas, New York, NY 10036. In addition, I would greatly appreciate receiving by facsimile an executed copy of this letter today, if possible, with a facsimile copy to Mr. Rough at (212) 596-7979.

                                       Sincerely,

                                       /s/ David B. Schick

                                       ---------------------------
                                       David B. Schick
                                       President


Merck & Co., Inc. hereby agrees to the clarification and the waiver set forth above.

By: /s/ Merck & Co., Inc.
    -----------------------------
        Merck & Co., Inc.

Name:   Jeremy Allen

Title:  VP Marketing